Exhibit 10.41.7
DYNEX CAPITAL, INC.
2025 STOCK AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of ______________, 20___ (the “Grant Date”), by Dynex Capital, Inc., a Virginia corporation (the “Company”), to ___________________, an Employee of the Company (the “Participant”).
RECITALS
WHEREAS, the Dynex Capital, Inc. 2025 Stock and Incentive Plan (as may be amended from time to time, the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Participant, and the Participant desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and
WHEREAS, the applicable provisions of the Plan are incorporated into this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Award of Restricted Stock Units.
The Company hereby awards to the Participant ___________ Restricted Stock Units (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of this Agreement.
2.Vesting.
(a)General Vesting Terms.
(i)Provided the Participant remains employed by the Company or a Subsidiary through the applicable vesting date set forth in this Section 2 (the “Vesting Date”) and meets all applicable requirements set forth in this Agreement, the Restricted Stock Units awarded pursuant to this Agreement shall vest as follows, except as set forth in Sections 2(b) and 2(c) below (the period over which the Restricted Stock Units vest is referred to as the “Period of Restriction”):

Vesting Date	Vested Restricted Stock Units
______________, 20___	33% of the awarded Restricted Stock Units
______________, 20___	33% of the awarded Restricted Stock Units
______________, 20___	34% of the awarded Restricted Stock Units
(ii)The vesting of the Restricted Stock Units is cumulative, but shall not exceed 100% of the Restricted Stock Units. If the foregoing schedule would produce fractional units, the number of Restricted Stock Units vesting shall be rounded up to the nearest whole unit, but not in excess of 100% of the Restricted Stock Units.
(b)Involuntary Termination.
(i)If the Participant terminates employment during the Period of Restriction because of an Involuntary Termination, whether before, on the date of, or after a Change of Control, the Participant’s unvested Restricted Stock Units will automatically vest in full on the date of such termination of employment.
(ii)For purposes of this Agreement, the term “Involuntary Termination” shall mean the Participant’s termination of employment from the Company and its Subsidiaries on account of a termination by the Company or a Subsidiary without Cause, other than on account of death or Disability, or the Participant’s termination of employment from the Company and its Subsidiaries on account of a termination by the Participant for Good Reason, in either case, provided the Participant signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company (a “Release”).
(c)Death or Disability. In the event of the Participant’s death or termination of employment on account of a Disability while employed by the Company or a Subsidiary during the Period of Restriction, the Participant’s unvested Restricted Stock Units will automatically vest in full on the date of the Participant’s death or termination of employment on account of Disability; provided that in the event the termination of employment is on account of Disability, the Participant signs and does not revoke a Release. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company.
(d)Retirement. In the event of the Participant’s Retirement from the Company and its Subsidiaries during the Period of Restriction, the Participant’s unvested Restricted Stock Units will automatically vest in full on the date of the Participant’s Retirement; provided that the Participant signs and does not revoke a Release. For purposes of this Agreement, the term “Retirement” shall mean termination of employment other than for Cause after attaining age 65 with 10 years of service with the Company, provided that no Cause exists to terminate the Participant’s employment at the time of such Retirement.
(e)Other Termination. Except as provided in Sections 2(b), 2(c) and 2(d), in the event of a termination of employment, the Participant will forfeit all Restricted Stock Units that do not vest either on or before the termination date. No Restricted Stock Units will vest after the

Participant’s employment with the Company or a Subsidiary has terminated for any reason. For clarification purposes, in the event the Participant’s employment is terminated by the Company or a Subsidiary for Cause, the outstanding Restricted Stock Units (whether vested or unvested) held by the Participant shall immediately terminate and be of no further force or effect.
3.Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Participant and shall credit the Participant’s Restricted Stock Units to the bookkeeping account.
4.Dividend Equivalents.
Dividend equivalents shall accrue with respect to the Participant’s Restricted Stock Units and shall be payable subject to the same vesting terms and other conditions as the Restricted Stock Units to which they relate. Dividend equivalents shall be credited on the Restricted Stock Units when dividends are declared on shares of Stock from the Grant Date until the payment date for the vested Restricted Stock Units. The Company will keep records of dividend equivalents in a non-interest-bearing bookkeeping account for the Participant. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Restricted Stock Units. If and to the extent that the underlying Restricted Stock Units are forfeited, all related dividend equivalents shall also be forfeited.
5.Conversion of Restricted Stock Units.
(a)Except as otherwise provided in this Section 5, if the Restricted Stock Units vest in accordance with Section 2(a), the Participant shall be entitled to receive payment of the vested Restricted Stock Units within 60 days after the applicable Vesting Date.
(b)If the Restricted Stock Units vest in accordance with Section 2(b) (Involuntary Termination), Section 2(c) (death or Disability), or Section 2(d) (Retirement), the Participant shall receive payment of the vested Restricted Stock Units within 60 days after the date of the Participant’s termination of employment on account of Involuntary Termination, death, Disability, or Retirement, as applicable, subject to the six month delay under Section 409A of the Internal Revenue Code, if applicable, as described in Section 16 below.
(c)On the applicable payment date, each vested Restricted Stock Unit credited to the Participant’s account shall be settled in whole shares of Stock of the Company equal to the number of vested Restricted Stock Units, subject to (i) the limitation of Section 5(d) below, (ii) compliance with the six-month delay described in Section 16 below, if applicable, and (iii) the payment of any federal, state and local withholding taxes as described in Section 12 below. The obligation of the Company to distribute shares of Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 14 below.

(d)For the avoidance of doubt, the Participant will forfeit all Restricted Stock Units if the Participant’s employment is terminated for Cause prior to the payment date under this Section 5.
6.Certain Corporate Changes.
In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the Committee shall adjust, as provided in the Plan, the number and class of shares or securities of the Company underlying the Restricted Stock Units held by the Participant, the maximum number of shares of Stock for which the Restricted Stock Units may vest, in each case, as appropriate to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with Code Section 409A.
7.No Stockholder Rights.
The Participant has no voting rights, no dividend rights and no other ownership rights and privileges of a stockholder with respect to the shares of Stock subject to the Restricted Stock Units, except as provided in Section 4 with respect to dividend equivalents.
8.Retention Rights.
(a)Neither the award of the Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Participant’s employment or service at any time.
9.Amendment, Modification or Substitution.
This award may be amended, modified or substituted by the Committee, in whole or in part, in accordance with Section 15.1 of the Plan.
10.Notice.
Any notice to the Company provided for in this Agreement shall be addressed to it in care of the Chief Financial Officer of the Company, or in their absence, the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, VA 23060, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Participant may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt.

By receipt of this Agreement, the Participant hereby consents to the delivery of information (including without limitation, information required to be delivered to the Participant pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.
11.Incorporation of Plan by Reference.
This Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Participant’s receipt of the Restricted Stock Units awarded under this Agreement constitutes the Participant’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Agreement, and/or the Restricted Stock Units shall be final and binding on the Participant, the Participant’s beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to the Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. In the event of any inconsistency between this Agreement or the Plan, on the one hand, and any employment agreement or similar service-based agreement with the Participant, on the other hand, the terms of this Agreement or the Plan (as applicable) shall control.
12.Income Taxes; Withholding Taxes.
The Participant agrees, as a condition of receiving the Restricted Stock Units, to pay to the Company or a Subsidiary, as applicable, or make arrangement satisfactory to the Company regarding the payment of, all applicable federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the Restricted Stock Units. The Participant is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to this Agreement. At the time of taxation, the Company shall have the right to deduct from amounts payable with respect to the Restricted Stock Units, including by withholding shares of Stock, an amount equal to the federal (including FICA), state and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units. Without limiting the foregoing, upon payment of the Restricted Stock Units, the Company shall withhold shares subject to the vested Restricted Stock Units to cover any of the applicable withholding for related FICA tax and income tax liabilities at the minimum applicable tax rate.
13.Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle.
14.Award Subject to Applicable Laws and Company Policies.
This Agreement shall be subject to any required approvals by any governmental or regulatory agencies. This award of the Restricted Stock Units shall be subject to repayment to

(i.e., clawback by) the Company or a related entity as determined in good faith by the Committee or the Board in the event repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time or by applicable federal or state law or regulation or applicable listing standard of any national securities exchange or system on which the Stock is then listed or reported; provided that any such clawback or similar policy that is adopted by the Board after the Grant Date shall have a look-back period of not more than approximately three years, unless, in the opinion of counsel satisfactory to the Participant, required by applicable federal or state law or regulation or applicable listing standard.
15.Assignment.
This Agreement shall bind and inure to the benefit of the successors and assignees of the Company. The Participant may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except in the event of the Participant’s death.
16.Code Section 409A.
This award of Restricted Stock Units is intended to be exempt from or comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Restricted Stock Units constitute “deferred compensation” under Code Section 409A and the Restricted Stock Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Code Section 409A (as determined by the Committee) and if required pursuant to Code Section 409A. If payment is delayed, the shares of Stock of the Company and accrued cash dividend equivalents shall be distributed within 30 days after the date that is the six-month anniversary of the Participant’s termination of employment. If the Participant dies during the six-month delay, the shares of Stock and accrued cash dividend equivalents shall be distributed in accordance with the Participant’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Code Section 409A, if required pursuant to Code Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. If the Restricted Stock Units constitute “deferred compensation” under Code Section 409A and payment is subject to the execution of a Release, and if such payment could be made in more than one taxable year, payment shall be made in the later taxable year, if required by Code Section 409A.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Participant has placed the Participant’s signature hereon, effective as of the Grant Date set forth above.
DYNEX CAPITAL, INC.

By: _____________________________________
Name:
Title:

By signing below, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that the Participant has read this Agreement and understands the terms and conditions set forth herein, (c) accepts the award of the Restricted Stock Units described in this Agreement, (d) agrees to be bound by the terms of the Plan and this Agreement, and (e) agrees that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.
                        PARTICIPANT

                        _______________________________________
                        Name:
                        Date:

Signature Page to Restricted Stock Unit Award